Calculation of Filing Fee Tables
S-8
Piedmont Realty Trust, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $.01 per share	Other	5,000,000	$ 8.24	$ 41,200,000.00	0.0001381	$ 5,689.72
Total Offering Amounts:						$ 41,200,000.00		$ 5,689.72
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 5,689.72
Offering Note
[1]	(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 (this "Registration Statement") shall also cover any additional shares of Common Stock, par value $0.01 per share (the "Common Stock"), of Piedmont Realty Trust, Inc. (the "Registrant") that become issuable under the Registrant's Third Amended and Restated Omnibus Incentive Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction that results in an increase in the number of the Registrant's outstanding shares of Common Stock. (2) Estimated in accordance with Rule 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Common Stock as reported on The New York Stock Exchange on May 5, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources